EXHIBIT 8.2






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                                                         One International Place
                                                Boston, Massachusetts 02110-9801
                                                 617/439-9700 o fax 617/439-0476
[WOLF & COMPANY, P.C. LOGO]
                                                                1441 Main Street
Certified Public Accountants                    Springfield, Massachusetts 01103
  and Business Consultants                       413/747-9042 o fax 413/733-1990

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May 1, 1998


Board of Directors
Summit Bank
Board of Trustees
Service Bancorp, M.H.C.
81 Main Street
Medway, MA 02053

Re: Holding Company Formation and Stock Issuance

Ladies and Gentlemen:

You have requested our opinion regarding the Massachusetts income tax consequences of the organization of Summit Bancorp, Inc. ("Holding Company"), a business corporation organized under the laws of the State of Massachusetts, as a wholly owned subsidiary of Service Bancorp, MHC ("MHC") and the contribution of all of the outstanding capital stock of the Summit Bank ("Bank"), a Massachusetts chartered stock savings bank, to the Holding Company and the sale by the Holding Company of up to 49% of its common stock (the "Common Stock") in a subscription offering ("Subscription Offering") pursuant to nontransferable subscription rights issued on a priority basis to qualifying depositors, tax-qualified employee plans of the Bank and employees, officers, trustees and directors of the Bank and of the MHC, with any remaining shares to be offered to the public in a community offering ("Community Offering") (all shareholders other than the MHC are referred to herein as the "Minority Stockholders"), pursuant to the Summit Bank Stock Issuance Plan ("Plan") adopted by the Board of Directors of the Bank on April 1, 1998 (the "Plan"). These and related transactions are described in the Plan, as submitted to the Massachusetts Bank Commissioner (the "Division") in connection with the Plan. We are rendering this opinion pursuant to the Plan. All capitalized terms used but not defined in this letter shall have the meanings set forth in the Plan.

In connection with the opinions expressed below, we have relied upon originals or copies certified or otherwise identified to our satisfaction, of the Plan and of such corporate records of the Bank, MHC and the Holding Company as we have deemed appropriate. We have assumed that the Bank, MHC and the Holding Company and other parties will act in accordance with the Plan. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.


      Member of Associated Regional Accounting Firms and TGI International

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                          [WOLF & COMPANY, P.C. LOGO]


May 1, 1998
Page Two


The Reorganization
------------------

The Board of Trustees of the MHC and the Board of Directors of the Bank have adopted the Plan on April 1, 1998. Pursuant to the Plan, the Bank will reorganize into a two-tier mutual holding company structure. The two-tier mutual holding company structure will consist of: (i) a Massachusetts mutual holding company, Service Bancorp, MHC, (MHC); (ii) a Massachusetts stock holding company, Summit Bancorp, Inc., (the Holding Company) that will offer up to 49% of its Common Stock for sale in the Offering, with the remaining 51% of its Common Stock owned by the MHC; and (iii) a Massachusetts-chartered stock savings bank, Summit Bank, (the Bank), which will be wholly-owned by the Holding Company.

The Reorganization will be effected as follows:

     (i) The MHC will organize a Massachusetts-chartered stock holding company (the Holding Company) as a separate wholly-owned subsidiary of the MHC;

     (ii) The MHC will contribute all of the shares of common stock of the bank to the Holding Company, which will result in the MHC owning 100% of the Common Stock of the Holding Company and the Holding Company owning 100% of the common stock of the Bank; and

     (iii) The Holding Company will offer up to 49% of its Common Stock for sale for cash to depositors of the Bank, employee stock benefit plans of the Bank, and certain members of the community pursuant to priorities established by the Board of Directors unless market conditions are unfavorable or regulatory approvals cannot be obtained. Any remaining shares may be offered to the public at the sole discretion of the Board of Directors. In the aggregate, these persons shall be referred to as the Minority Stockholders.

The Bank has received a federal tax opinion from Luse Lehman Gorman Pomerenk & Schick that, for federal income tax purposes, under current law:

1.   The Reorganization qualifies as an exchange described in Code Section 351.

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                          [WOLF & COMPANY, P.C. LOGO]


May 1, 1998
Page Three


2. The MHC will recognize no gain or loss upon the transfer of the stock of Bank to Holding Company solely in exchange for Holding Company Common Stock. All other transferors will recognize no gain or loss upon the transfer of property to Holding Company solely in exchange for Common Stock of Holding Company. (Code Sections 351(a) and 357(a)).

3. The MHC's basis in the Holding Company Common Stock received in the transaction will be equal to the basis of the property transferred in exchange therefor. (Rev. Rul. 78-280, 1978-2 C.B. 139).

4. The MHC's holding period for the Holding Company Common Stock received in the transaction will include the period during which the property exchanged therefor was held, provided such property was a capital asset or property described in Section 1231 of the Code on the date of the exchange. (Code
     Section 1223(1)).

5. The Holding Company will recognize no gain or loss upon its receipt of property from the MHC and Minority Stockholders in exchange for Common Stock of the Holding Company. (Code Section 1032).

6. The Holding Company's holding period for the property received from the MHC will include the period during which such property was held by the MHC. (Code Section 1223(2)).

7. Provided that the amount to be paid for the Holding Company Stock pursuant to the subscription rights is equal to the fair market value of such stock, no gain or loss will be recognized by qualifying depositors, tax qualified employee plans of the Bank and employees, officers, trustees and directors of the MHC and the Bank upon the distribution to them of nontransferable subscription rights to purchase shares of Holding Company Common Stock. Gain, if any, realized on the distribution to them of nontransferable subscription rights to purchase shares of Holding Company Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. (Code Section 356(a)).

8. The basis of the Holding Company Stock to the Minority Stockholders will be the purchase price thereof plus the fair market value, if any, of nontransferable subscription rights. (Section 1012 of the Code). We understand that the Bank and MHC have received a letter from R.P.
     Financial, Inc. that the nontransferable subscription rights do not have any value. Assuming the nontransferable subscription rights have no value, the basis of the Holding Company Common Stock will be the amount paid therefor.

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                          [WOLF & COMPANY, P.C. LOGO]


May 1, 1998
Page Four


Financial Institution Excise Tax
--------------------------------

Bank is a state-chartered stock savings bank subject to the Massachusetts financial institution excise tax under MGL chapter 63, Sections 1, 2 and 7. Holding Company will be a Massachusetts chartered corporation subject to the Massachusetts financial institution excise tax under MGL chapter 63, Section 1, 2 and 7 or the excise imposed under MGL chapter 63, Section 38B(b) if Holding Company is classified as a security corporation pursuant to that Section.

MGL c.63 s.2 provides that "[e]very financial institution engaged in business in the commonwealth shall pay, on account of each taxable year, a tax measured by its net income..." MGL c.63, s.1 defines net income for the purposes of Section 2 as "gross income other than ninety-five percent of dividends received in any taxable year beginning on or after January first, nineteen hundred and ninety-nine from or an account of the ownership of any class of stock if the financial institution owns fifteen percent or more of the voting stock of the institution paying the dividend, less the deductions, but not credits, allowable under the provisions of the Internal Revenue Code, as amended and in effect for the taxable year." M.G.L. c.63, s.1 provides "gross income is income as defined under the provisions of the Internal Revenue Code, as amended and in effect for the taxable year, plus the interest from bonds, notes, and evidences of indebtedness of any state, including this commonwealth."

MGL c.63, s.1 provides the term "financial institution" includes any bank, banking association, trust company, federal or state savings and loan association, whether of issue or not, existing by authority of the United States, or any state, or a foreign country or any law of Massachusetts. Such financial institutions are subject to the tax rates at MGL c.63, s.2(a) for their first taxable year beginning on or after January 1, 1995 that they are subject to Massachusetts tax. The term "financial institution" also includes a bank holding company and any subsidiary corporation or corporate trust which participates with it in the filing of a consolidated federal tax return and certain corporations subject to supervision by the Massachusetts division of banks or any corporation in substantial competition with financial institutions that derives more than 50% of its gross income, excluding non-recurring, extraordinary items, from loan origination, lending or a credit card activities.

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                          [WOLF & COMPANY, P.C. LOGO]


May 1, 1998
Page Five


Corporate Excise Tax
--------------------

Under Massachusetts Chapter 63, Section 38B, one of the requirements for obtaining classification as a Massachusetts security corporation is that the company be engaged "exclusively in buying, selling, dealing in, or holding securities its own behalf and not as a broker." M.G.L. C.63 Section 38B.

Holding Company has been authorized to loan money to its ESOP to be used for the purchase of Holding Company stock. The lending of money has been held to be an impermissible activity for a Massachusetts security corporation and would result in disqualification of the Holding Company as a Massachusetts security corporation.

Management has represented to us that before the Holding Company loans money to its ESOP, the Holding Company will create and fund a newly formed subsidiary (Newco) to hold any investment securities of the Holding Company.

Massachusetts Letter Rulings 88-13 and 91-3 addressed the issues of whether bank holding companies and other corporations, respectively, were allowed to own wholly-owned subsidiaries and what their permissible activities would be. In both rulings, corporations were given broad powers to manage the investment in their wholly-owned subsidiaries provided they do not actually conduct a trade or business themselves.

The formation and funding of Newco followed by the lending of money from the Holding Company to its ESOP should not violate the requirements necessary to obtain and retain Massachusetts security corporation status for Newco.

Accordingly, based upon the facts and representation stated herein, it is the opinion of Wolf & Company, P.C. regarding the Massachusetts excise tax effect of the planned reorganization that:

1. No gain or loss shall be recognized by the Bank or the Holding Company on the receipt by the Bank of money from the Holding Company in exchange for shares of the Bank's capital stock or by the Holding Company upon the receipt of money from the sale of its Common Stock (Massachusetts Letter Ruling 87-11, Section 1032(a) of the Code).

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                          [WOLF & COMPANY, P.C. LOGO]


May 1, 1998
Page Six


2. Provided that the amount to be paid for such stock pursuant to the subscription rights is equal to the fair market value of the stock, no gain or loss will be recognized by qualifying depositors, tax qualified employee plans of the Bank and employees, officers, trustees and directors of the Bank and of the MHC upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Holding Company (Section 356(a) and Massachusetts Letter Ruling 84-11). Gain, if any, realized on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights (Section 356(a) and Massachusetts Letter Ruling 84-11). They will not realize any taxable income as a result of the exercise of the nontransferable subscription rights (Massachusetts Letter Ruling 84-11).

3. The basis of the Holding Company Common Stock to its stockholders will be the purchase price thereof plus the fair market value, if any, of nontransferable subscription rights (Section 1012 of the Code and Massachusetts Letter Rulings 84-11 and 83-61). Accordingly, assuming the nontransferable subscription rights have no value, the basis of the Common Stock will be the amount paid therefor. The holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised (Section 1223(6) of the Code and Massachusetts Letter Ruling 84-11 and 83-61).

4. The lending of money from Holding Company to its ESOP will not prevent Newco from qualifying as a Massachusetts security corporation provided that Newco does not conduct any other activities deemed impermissible under MGL Chapter 63, Section 38B, and the various regulations, announcements and letter rulings issued by the Massachusetts Department of Revenue.

Our opinion under paragraph (2) above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraphs (2) and (3) above assumes that the subscription rights to purchase shares of Common Stock have a fair market value of zero. We understand that you have received a letter form R.P. Financial, Inc. that the subscription rights do not have any value. We express no view regarding the valuation of the subscription rights.

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                          [WOLF & COMPANY, P.C. LOGO]


May 1, 1998
Page Seven


If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and Holding Company and/or the Bank may be taxable on the distribution of the subscription rights.

Our opinion assumes that the Reorganization qualifies under Code Section 351 as a tax free transfer to a corporation controlled by transferors. We understand that the federal tax opinion is being rendered by Luse Lehman Gorman Pomerenk & Schick.

We express no view regarding whether the Reorganization  qualifies as a tax free
Section 351 transfer under the Code.


Conclusion
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The opinions  contained  herein are  rendered  only with respect to the specific matters discussed herein and we express no opinion with respect to any other legal, federal, state, or local tax aspect of these transactions. This opinion is not binding upon any tax authority including the Massachusetts Department of Revenue or any court and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority.

In rendering our opinions we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, Massachusetts general laws and the regulations, judicial and administrative interpretations thereof, all as of the date of this letter.

However, all of the foregoing authorities are subject to change or modification which can be retroactive in effect and, therefore, could also affect our opinions. We undertake no responsibility to update our opinions for any subsequent change or modification.

We hereby consent to the filing of the opinion as an exhibit to the Stock Holding Company's Registration Statement on Form SB-2 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Form SB-2 under the captions "The Offering and The Reorganization -- Federal and State Tax Consequences of the Reorganization" and "Legal and Tax Matters."

Very truly yours,

/s/ Wolf & Company, P.C.

Wolf & Company, P.C.